                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*

                               FANTASTICON, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, 0.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   30729110
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               October 12, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

----------------------                                   ---------------------
  CUSIP No. 30729110                                       Page 2 of 5 Pages
----------------------                                   ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Henry T. Mayers

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable.                                           (b) [X]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,500,000*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,500,000*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,500,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.79*

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

     * Includes 150,000 shares held in trust for the benefit of the reporting person's minor child.

Item 1 (a)  Name of Issuer: Fantasticon, Inc.
----------

Item 1 (b)  Name of Issuer's Principal Executive Offices:
----------
            17117 West Nine Mile Road, Suite 1515
            Southfield, Michigan 48075

Item 2 (a)  Name of Person Filing: Henry T. Mayers
----------

Item 2 (b)  Address of Principal Business Office, or, if none, Residence:
----------
                  Fantasticon, Inc.
                  17117 West Nine Mile Road, Suite 1515
                  Southfield, Michigan 48075

Item 2 (c)  Citizenship: U.S.A.
----------

Item 2 (d)  Title of Class of Securities:
----------
            Common Stock, $0.01 par value per share

Item 2 (e)  CUSIP Number: 30729110
----------

Item 3      Not applicable
------

Item 4      Ownership:
------

           (a) Amount Beneficially Owned:

               (See Page 2, No. 9)

           (b) Percent of Class:

               (See Page 2, No. 11)

           (c) Number of shares as to which each person has:

               (i) sole power to vote or to direct the vote (See Page 2, No. 5)

               (ii) shared power to vote or to direct the vote (See Page 2, No. 6)

               (iii) sole power to dispose or to direct the disposition of (See
                     Page 2, No. 7)

               (iv) shared power to dispose or to direct the disposition of (See Page 2, No. 8)

Item 5   Ownership of Five Percent or Less of a Class:
------
         Not applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
------
         Not applicable

Item 7   Identification and Classification of the Subsidiary Which Acquired the
------   Security Being Reported on by the Parent Holding Company:

         Not applicable

Item 8   Identification and Classification of Members of the Group:
------
         Not applicable

Item 9   Notice of Dissolution of Group:
------
         Not applicable

Item 10  Certification:
-------
         Not applicable

Signature
---------

     The undersigned hereby agree that this statement is being filed on behalf of each of them and hereby certify, after reasonable inquiry and to the best of their knowledge and belief, that the information set forth in this statement is true, complete and correct.



                                    /s/ Henry T. Mayers
                                    -------------------
                                    Henry T. Mayers


Date: October 22, 2000